SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration Of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934



                                POWERTRADER, INC.
             (Exact Name of Registrant as Specified in Its Charter)


             DELAWARE                                    98-0163116
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)



Suite 591, 885 Dunsmuir Street, Vancouver, British Columbia           V6C 1N5
(Address of Principal Executive Offices)                             (Zip Code)

   If this Form relates to the                 If this Form relates to the
   registration of a class of debt             registration of a class of debt
   securities and is effective upon            securities and is to become
   filing pursuant to General                  effective simultaneously with
   Instruction A(c)(1) please                  the effectiveness of a concurrent
   check the following box.   |_|              registration statement under the
                                               Securities Act of 1933 pursuant
                                               to General Instruction A(c)(2)
                                               please check the following
                                               box.    |_|


        Securities to be registered pursuant to Section 12(b) of the Act:


 Title of Each Class                           Name of Each Exchange on Which
 to be so Registered                           Each Class is to be Registered

      NONE


        Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock, $0.01 par value per share
                                (Title of Class)

                       Warrants expiring in the year 2002
                                (Title of Class)


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1. Description of Registrant's Securities to be Registered.


Common Stock

   The holders of Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by stockholders, including the election of directors except to the extent voting rights are established for holders of preferred stock by the Board of Directors. The holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

   All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Warrants

    General. Each warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price equal to $3.50 per share, subject to adjustment. All Warrants not exercised will expire at 5:00 p.m., New York time, on the fifth anniversary of the effective date of the Company's Registration Statement (No. 333-20121). Holders of the Warrants as such will not have any of the rights or privileges of stockholders of the Company prior to the exercise of the Warrants.

   Exercise. The holder of a Warrant may exercise the Warrant at any time after issuance by surrender of the Warrant certificate to the American Stock Transfer and Trust Company (the "Warrant Agent"), with the form of "Election to Purchase" appearing on the reverse side of the Warrant certificate duly completed and executed, accompanied by payment by certified or official bank check of the full exercise price for the number of shares being purchased.

   Dilution. The number, price and kind of securities or other property for which the Warrants are exercisable are subject to adjustment in certain events, such as mergers, stock splits, stock dividends and recapitalizations.


Item 2.  Exhibits.

Exhibit
Number                             Description


 3.1 Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to Registration Statement(No. 333-20121).

 3.2 Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to Registration Statement (No.333-20121).

 4.1      Form of Subscription Agreement, incorporated by reference to Exhibit
          4.1 to Registration Statement (No. 333-20121).

 4.2 Escrow Agreement with American Stock Transfer and Trust Company, incorporated by reference to Exhibit 4.2 to Registration Statement (No. 333-20121).

 4.3 Warrant Agreement with American Stock Transfer and Trust Company, incorporated by reference to Exhibit 4.3 to Registration Statement (No. 333-20121).

 4.4      Form of Common Stock certificate incorporated by reference to
          Exhibit 4.4 to Registration Statement (No. 333-20121).

 4.5      Form of Warrant certificate incorporated by reference to
          Exhibit 4.5 to Registration Statement (No. 333-20121).

                                    SIGNATURE

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               POWERTRADER, INC.
                                               (Registrant)

Date March 31, 1997                         By  /s/ Michael C. Withrow
                                              -----------------------------
                                              Michael C. Withrow
                                              Chairman and President